Polymer Group, Inc. 9335 Harris Corners Parkway Suite 300 Charlotte, NC 28269 www.polymergroupinc.com 704-697-5100

PGI Reports Full Year and Fourth Quarter 2013 Results

For Immediate Release

Friday, March 28, 2014

Charlotte, N.C. --- Polymer Group, Inc. (“PGI” or the “Company”) reported results of operations for the year and the fourth quarter ended December 28, 2013.

As previously announced, the Company completed the acquisition of Fiberweb on November 15, 2013 (the "Acquisition Date"), whereby Fiberweb became a wholly-owned subsidiary of the Company. The results of operations of Fiberweb have been included in the Company's fiscal 2013 consolidated results since the Acquisition Date.

Highlights:

•	Growth Investments and Acquisition of Fiberweb Contribute to Volume Growth

◦
The successful acquisition of Fiberweb in the fourth quarter created the world's largest nonwovens manufacturer with a differentiated product offering, increased technological diversity and entry into an even broader array of products and applications.

◦	Net sales were $1,214.9 million in fiscal 2013 compared with $1,155.2 million in fiscal 2012, driven by the acquisition of Fiberweb and volume growth in Asia, global healthcare and wipes.

•	Economic Leadership in Core Markets and Developing Regions Drives Solid Results

◦	Cost optimization and operational excellence initiatives contributed to year-over-year profit improvement.

◦	Raw material cost volatility headwinds and hygiene market overcapacity were managed throughout the year, but had a negative impact on overall net spreads.

•	Adjusted EBITDA Increases on Fiberweb Results, Manufacturing Efficiencies and Global Cost Optimization

◦	Excluding the pre-acquisition results of Fiberweb, Adjusted EBITDA of $136.7 million was up 5.5% compared with $129.7 million during the prior year. Including the proforma profit

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PGI Reports Full Year 2013 Results

contribution and synergies not yet realized from Fiberweb, proforma Adjusted EBITDA as defined in the Credit Agreement was $210.4 million.

◦	Profit improvement of the underlying business was primarily driven by manufacturing efficiencies as well as reduced labor costs from the positive benefits of 2012 cost reduction initiatives.

•	Global Platform to Expand Further in 2014 Through Growth Initiatives and Transformational Acquisition in Brazil

◦
Fiberweb's unique offerings in filtration, building and construction, agriculture, healthcare, technical fabrics, geosynthetics and hygiene offer new growth avenues and complement PGI's existing businesses in Americas and Europe.

◦	Integration of Fiberweb and the realization of cost optimization initiatives are expected to progressively contribute to earnings growth during 2014.

◦
In January, PGI entered into a definitive agreement to acquire a controlling interest in Companhia Providencia Industra e Comercio ("Providencia") in Brazil, providing a strategic presence in a growing emerging market.

◦	Strategic technology investment underway for filtration applications in Waynesboro, Va., facility.

PGI’s Chief Executive Officer, J. Joel Hackney Jr., stated, “PGI finished 2013 with a much stronger core business built on economic leadership in all our markets and a more efficient global footprint that we can begin to fully leverage for continued growth. Together with the additional growth investments in the Americas and Asia, the stability of our business enabled us to successfully navigate industry conditions and raw material and foreign currency volatility. During the fourth quarter, our pursuit of growth from higher value niche applications was further accelerated with the acquisition of Fiberweb.

"The addition of Fiberweb expands the scope of our customer base with unique offerings in multiple markets previously untapped by PGI while enhancing the strategic value of the combined companies to customers who can now benefit from the broadest array of product technologies in the nonwovens space. During 2014, we will continue to invest in the growth opportunities available in a more diversified business with a broader array of applications and leverage our global platform. The first quarter announcements to acquire Providencia in Brazil and upgrade and expand our Waynesboro, Va., plant are early indications of our commitment to executing this growth strategy."

FISCAL YEAR 2013 RESULTS

Net sales were $1,214.9 million for the fiscal year ended December 28, 2013 compared with $1,155.2 million for the fiscal year ended December 29, 2012. The increase in net sales was primarily driven by an increase in overall volumes and favorable foreign currency impacts, partially offset by reduced pricing. Net sales in Asia increased 10.1% in fiscal 2013, primarily driven by a strong healthcare market as well as incremental volume from our new hygiene manufacturing line. In addition, net sales in Americas and Europe increased 3.0% and 7.6%, respectively, as incremental Fiberweb sales and continued contribution from a new spunmelt line in Waynesboro, Va., helped mitigate soft volume in the Americas hygiene markets and European healthcare markets.

Overall volume growth contributed $50.1 million to net sales and $4.3 million of profit contribution compared with the fiscal year ended December 29, 2012. The increase was driven by the contribution of Fiberweb results since the Acquisition Date, representing an incremental $51.9 million of sales and

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PGI Reports Full Year 2013 Results

$3.1 million of operating income excluding purchase accounting adjustments. Additionally, incremental volume growth of $19.7 million in Asia was driven by higher volumes sold in the hygiene and healthcare markets, both of which were supported by our recent capacity expansions. These amounts were partially offset by volume reductions in the Americas and Europe, which had a combined net impact of $23.2 million. European results reflected the stabilization of underlying demand in the industrial markets and contributions from volume growth in wipes. However, weaker volumes experienced by certain key customers in the hygiene market resulted in lower total volumes for the region. Sales volumes were lower in the Americas primarily driven by the 2012 exit of certain low-margin business in the healthcare market as well as lower consumer disposable volume. Incremental volume in the Oriented Polymers segment contributed $1.7 million of sales growth due to higher demand in the building products market, offset by lower demand in the industrial packaging and agriculture markets.

For the fiscal year ended December 28, 2013, net selling prices increased $0.8 million compared with the fiscal year ended December 29, 2012. The pricing increase was primarily driven by improvements in the Americas and European industrial and consumer disposable markets, which resulted from passing through higher raw material costs associated with index-based selling agreements and market-based trends. Combined, these improvements provided an incremental $5.0 million in addition to pricing improvements in the Oriented Polymers segment of $1.0 million. However, these amounts were partially offset by product mix movements in Asia, a result of a larger proportion of current year sales in the hygiene market at lower average selling prices. Net spread over raw materials were negatively impacted by the impact of raw material volatility and year-over-year impacts of competitive pricing pressure experienced during 2012.

Gross profit of $196.4 million for the fiscal year ended December 28, 2013 included a $7.6 million charge related to the purchase accounting impact of Fiberweb and the amortization of the inventory step-up established as of the Acquisition Date. Excluding this impact, underlying gross profit increased compared with the fiscal year ended December 29, 2012. Gross profit was also impacted by higher depreciation on our new spunmelt lines in Asia and volume-related inefficiencies in the Americas, partially offset by positive contributions from cost improvement initiatives implemented as part of the Company's cost and efficiency improvement programs. The above factors resulted in a decrease of gross profit as a percentage of net sales to 16.2% from 17.1% for the respective periods.

Selling, general and administrative expenses for the fiscal year ended December 28, 2013 were $153.4 million, a $12.6 million increase compared with prior year. The increase was primarily related to the inclusion of Fiberweb results since the Acquisition Date, which added an incremental $8.7 million for the period. In addition, costs related to the announced retirement of our previous Chief Executive Officer and simultaneous appointment of our new Chief Executive Officer totaled $6.5 million, which included $2.0 million of non-cash stock compensation expense. Other factors that contributed to the increase include shipping and handling costs as activity between regions increased with the ramp up of certain new products, higher depreciation and amortization as well as increase in third-party fees and expenses; however, these amounts were more than offset by lower short-term incentive compensation as well as the impacts of our cost reduction initiatives implemented during the year which reduced employee-related expenses.

Special charges were $33.2 million for the fiscal year ended December 28, 2013 and included $18.3 million related to professional fees and other transaction costs associated with our acquisition of Fiberweb. Other charges totaled $14.9 million and included $10.8 million related to restructuring and plant realignment costs, $2.2 million associated with a non-cash asset impairment as well as costs related to other corporate initiatives. Special charges were $19.6 million for the fiscal year ended

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PGI Reports Full Year 2013 Results

December 29, 2012 and included $12.4 million related to our internal redesign and restructuring of global operations initiative and $5.5 million related to restructuring and plant realignment costs.

Operating income for the fiscal year ended December 28, 2013 was $7.3 million compared with $37.2 million in the prior year. The overall decrease in operating income was primarily driven by lower net spreads, an increase in special charges and the impacts of purchase accounting adjustments associated with the acquisition of Fiberweb.

Adjusted EBITDA as defined in the Company's Credit Agreement for the fiscal year ended December 28, 2013 was $210.4 million, which includes a proforma adjustment for the Fiberweb transaction that represents pre-acquisition profit for the fiscal year and synergies not yet realized. Adjusted EBITDA for the fiscal year ended December 29, 2012 was $129.7 million. Adjusted EBITDA, a non-GAAP financial measure, is defined and reconciled to net income below.

FOURTH QUARTER RESULTS

Net sales for the fourth quarter of 2013 were $347.3 million compared with $273.7 million for the fourth quarter of 2012. The increase in net sales was primarily driven by higher volumes, including the contributions from the Fiberweb acquisition, improved pricing and favorable foreign currency impacts.

Overall volume increased $60.1 million compared with the fourth quarter of 2012. The increase was primarily driven by the contribution of Fiberweb results since the Acquisition Date, representing an incremental $51.9 million. In addition, incremental volume growth of $8.2 million in Asia was driven by higher volumes sold in the hygiene and healthcare markets, both of which were supported by our recent capacity expansions. Volume levels in the Oriented Polymers segment increased $3.7 million due to higher demand in the building products market, offset by lower demand in the industrial packaging and agriculture markets. These amounts were partially offset by $6.3 million of volume reductions in Europe, primarily related to the hygiene market.

For the fourth quarter of 2013, net selling prices increased $10.6 million compared with the fourth quarter of 2012. The pricing increase was primarily driven by improvements in the Americas and European industrial and consumer disposable markets, which resulted from passing through higher raw material costs associated with index-based selling agreements and market-based trends. Combined, these improvements provided an incremental $12.8 million in addition to pricing improvements in the Oriented Polymers segment. However, these amounts were partially offset by product mix movements in Asia, a result of a larger proportion of current year sales in the hygiene market at lower average selling prices.

Gross profit was $52.0 million in the fourth quarter of 2013 compared with $45.7 million in the fourth quarter of 2012. The overall increase was associated with the inclusion of Fiberweb results since the Acquisition Date, which included $7.6 million related to the non-recurring amortization of the inventory step-up established as part of the acquisition. However, gross profit was impacted by lower net spreads (the difference between the change in raw material costs and selling prices) of $6.0 million, primarily impacting the Americas and Asia. Other factors that contributed to the decrease included increased depreciation on our new spunmelt lines in Asia and volume-related inefficiencies in the Americas. These costs more than offset the positive benefits of our cost improvement initiatives implemented during 2012. As a result, gross profit as a percentage of net sales decreased to 15.0% from 16.7% for the respective periods.

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PGI Reports Full Year 2013 Results

Selling, general and administrative expenses for fourth quarter of 2013 were $46.2 million, a $7.8 million increase compared with prior year. The increase was primarily related to the inclusion of Fiberweb results since the Acquisition Date, which added an incremental $8.7 million for the period. Excluding the Fiberweb acquisition, selling, general and administrative costs were lower in the fourth quarter compared to the prior year. Costs related to the announced retirement of our previous Chief Executive Officer and simultaneous appointment of our new Chief Executive Officer totaled $0.6 million, which included $0.3 million of non-cash stock compensation expense. However, these amounts were more than offset by lower short-term incentive compensation as well as the impacts of our cost reduction initiatives implemented during the year which reduced employee-related expenses.

Special charges were $22.5 million for the fourth quarter of 2013 and included $12.1 million related to professional fees and other transaction costs associated with our acquisition of Fiberweb. Other charges totaled $10.4 million and included $7.0 million related to restructuring and plant realignment costs, $2.2 million associated with a non-cash asset impairment as well as costs related to other corporate initiatives. Special charges were $6.7 million for the fourth quarter of 2012 and included $3.5 million related to our internal redesign and restructuring of global operations initiative and $2.6 million related to restructuring and plant realignment costs.

Operating income for the fourth quarter of 2013 was a loss of $17.4 million compared with $0.1 million in the prior year. The overall decrease in operating income was primarily driven by lower net spreads, an increase in special charges and the impacts of purchase accounting adjustments associated with the acquisition of Fiberweb.

FINANCIAL METRICS

Net debt (defined as total debt less cash balances) as of December 28, 2013 was $810.6 million compared with $501.8 million as of December 29, 2012. Capital expenditures for the fiscal year ended December 28, 2013 were $54.6 million. Operating working capital (defined as accounts receivable plus inventories less trade accounts payable and accrued liabilities) was $43.5 million at December 28, 2013, or 2.7% of net sales, compared with $29.6 million as of December 29, 2012, or 2.7% of net sales.

NON-GAAP FINANCIAL MEASURES

Adjusted EBITDA (as defined below) is used in this release as a “non-GAAP financial measure,” which is a measure of the company’s financial performance that is different from measures calculated and presented in accordance with GAAP within the meaning of applicable Securities and Exchange Commission rules. A non-GAAP financial measure, such as EBITDA or Adjusted EBITDA, should not be viewed as an alternative to GAAP measures of performance such as (1) net income determined in accordance with GAAP or (2) operating cash flows determined in accordance with GAAP. The calculation of Adjusted EBITDA may not be comparable to the calculation of similarly titled measures reported by other companies.

As defined in the company’s indenture and credit agreements, Adjusted EBITDA is generally calculated as net income (loss) before interest expense, income and franchise taxes and depreciation and amortization, further adjusted to exclude the effects of currency and certain unusual, non-cash, non-recurring and other items permitted in calculating covenant compliance under the indenture governing the Senior Secured Notes and the credit agreements governing our ABL facility and the Term Loans. With certain exceptions, it is also generally consistent with the metric used by management as a performance measurement for certain performance-based incentive compensation plans. In addition, the company considers Adjusted EBITDA an important supplemental measure of its performance and

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PGI Reports Full Year 2013 Results

believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in its industry.

Polymer Group, Inc. is a global, technology-driven developer, producer and marketer of engineered materials, and one of the world's leading producers of nonwovens. With operations in 13 countries, an employee base of approximately 4,000 employees and the broadest range of process technologies in the nonwovens industry, PGI is a global supplier to leading consumer and industrial product manufacturers. PGI’s manufacturing facilities are strategically located near many key customers, working closely with them to provide engineered solutions to meet increasing demand for more sophisticated products.

EARNINGS CONFERENCE CALL

PGI will conduct an investor conference call, including presentation slides, starting at 11:30 a.m. ET on Monday, March 31, 2014. A live webcast of the conference call and presentation material can be accessed by visiting PGI’s investor relations website at www.polymergroupinc.com. The number to call for the live interactive teleconference is (866) 318-8612 or (617) 399-5131 and entering the passcode, 11423304. A replay of the conference call will be available until April 7, 2014, by dialing (888) 286-8010 or (617) 801-6888 and entering the passcode, 99334463. Shortly after the conclusion of the conference call, a webcast replay will be made available at www.polymergroupinc.com.

Safe Harbor Statement

Except for historical information contained herein, the matters set forth in this press release are forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, that involve certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These forward‑looking statements speak only as of the date of this release. Important factors that could cause actual results to differ materially from those discussed in such forward‑looking statements include: general economic factors including, but not limited to, changes in interest rates, foreign currency translation rates, consumer confidence, trends in disposable income, changes in consumer demand for goods produced, and cyclical or other downturns; cost and availability of raw materials, labor and natural and other resources and the inability to pass raw material cost increases along to customers; changes to selling prices to customers which are based, by contract, on an underlying raw material index; substantial debt levels and potential inability to maintain sufficient liquidity to finance our operations and make necessary capital expenditures; the ability to meet existing debt covenants or obtain necessary waivers; achievement of objectives for strategic acquisitions and dispositions; the ability to achieve successful or timely start-up of new or modified production lines; reliance on major customers and suppliers; domestic and foreign competition; information and technological advances; risks related to operations in foreign jurisdictions; and changes in environmental laws and regulations, including climate change-related legislation and regulation. Investors and other readers are directed to consider the risks and uncertainties discussed in documents filed by Polymer Group, Inc. with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q.

For further information, please contact:
Dennis Norman
Chief Financial Officer
(704) 697-5186
normand@pginw.com

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PGI Reports Full Year 2013 Results

POLYMER GROUP, INC.
Consolidated Statements of Operations
(In Thousands)

Unaudited

	Three Months Ended December 28, 2013	Three Months Ended September 28, 2013	Three Months Ended December 29, 2012

Net sales	$347,263	$288,979	$273,651
Cost of goods sold	(295,313)	(240,779)	(227,985)
Gross profit	51,950	48,200	45,666
Selling, general and administrative expenses	(46,236)	(33,463)	(38,422)
Special charges, net	(22,541)	(7,093)	(6,688)
Other operating, net	(537)	(671)	(467)
Operating income (loss)	(17,364)	6,973	89
Other income (expense):
Interest expense	(18,382)	(13,185)	(12,340)
Foreign currency and other, net	(12,163)	2,298	(1,039)
Income (loss) before income taxes	(47,909)	(3,914)	(13,290)
Income tax (provision) benefit	32,037	(4,353)	(1,743)
Net income (loss)	(15,872)	(8,267)	(15,033)
Less: Earnings attributable to noncontrolling interests	(34)	—	—
Net income (loss) attributable to Polymer Group, Inc.	$(15,838)	$(8,267)	$(15,033)

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PGI Reports Full Year 2013 Results

POLYMER GROUP, INC.
Consolidated Statements of Operations
(In Thousands)

Unaudited

	Fiscal Year Ended December 28, 2013	Fiscal Year Ended December 29, 2012

Net sales	$1,214,862	$1,155,163
Cost of goods sold	(1,018,456)	(957,917)
Gross profit	196,406	197,246
Selling, general and administrative expenses	(153,412)	(140,776)
Special charges, net	(33,188)	(19,592)
Other operating, net	(2,512)	287
Operating income (loss)	7,294	37,165
Other income (expense):
Interest expense	(55,974)	(50,414)
Foreign currency and other, net	(12,185)	(5,134)
Income (loss) before income taxes	(60,865)	(18,383)
Income tax (provision) benefit	22,593	(7,655)
Net income (loss)	(38,272)	(26,038)
Less: Earnings attributable to noncontrolling interests	(34)	—
Net income (loss) attributable to Polymer Group, Inc.	$(38,238)	$(26,038)

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PGI Reports Full Year 2013 Results

POLYMER GROUP, INC.
Condensed Consolidated Balance Sheets
(In Thousands)

Unaudited

	December 28,	December 29,
	2013	2012

ASSETS

Current assets:
Cash and cash equivalents	$86,064	$97,879
Accounts receivable, net	194,827	131,569
Inventories, net	156,365	94,964
Other current assets	61,414	37,246
Total current assets	498,670	361,658

Property, plant and equipment, net	623,279	479,169
Goodwill and intangible assets, net	288,322	156,271
Other noncurrent assets	28,634	24,971
Total assets	$1,438,905	$1,022,069

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$307,661	$196,905
Current portion of long-term debt and short-term borrowings	16,269	20,290
Other current liabilities	5,136	4,320
Total current liabilities	329,066	221,515

Long-term debt	880,399	579,399
Other noncurrent liabilities	83,006	81,953
Total liabilities	1,292,471	882,867

Total equity	146,434	139,202
Total liabilities and equity	$1,438,905	$1,022,069

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PGI Reports Full Year 2013 Results

POLYMER GROUP, INC.
Selected Financial Data
(In Thousands)

Unaudited

	Three Months Ended December 28, 2013	Three Months Ended September 28, 2013	Three Months Ended December 29, 2012	Fiscal Year Ended December 28, 2013	Fiscal Year Ended December 29, 2012
Selected Financial Data
Depreciation and amortization	$21,871	$17,609	$16,631	$71,692	$64,041
Amortization of loan acquisition costs	2,975	607	609	4,796	2,665
Capital expenditures	19,143	8,999	11,479	54,642	51,625
U.S. manufacturing line operating lease expense	2,067	2,067	2,067	8,268	8,269
Non-cash compensation	534	519	221	3,990	842

Special charges, net
Restructuring and plant realignment costs	$6,972	$662	$6,066	$10,753	$17,877
Acquisition costs	12,085	6,215	—	18,343	452
Asset impairment charges	2,259	—	—	2,259	—
Other	1,225	216	622	1,833	1,263
Total	$22,541	$7,093	$6,688	$33,188	$19,592

Adjusted EBITDA	Three Months Ended December 28, 2013	Three Months Ended September 28, 2013	Three Months Ended December 29, 2012	Fiscal Year Ended December 28, 2013	Fiscal Year Ended December 29, 2012
The following table reconciles Adjusted EBITDA from the most comparable GAAP measure:
Net income (loss) attributable to PGI.	$(15,838)	$(8,267)	$(15,033)	$(38,238)	$(26,038)
Noncontrolling interest	(34)	—	—	(34)	—
Interest expense	18,382	13,185	12,340	55,974	50,414
Income and franchise tax	(31,907)	4,431	1,875	(22,227)	8,025
Depreciation and amortization	21,871	17,609	16,631	71,692	64,041
Purchase accounting adjustments	6,967	—	230	6,967	936
Non-cash compensation	873	519	221	4,329	842
Special charges, net	22,541	7,093	6,688	33,188	19,592
Foreign currency and other, net	9,497	(1,562)	1,639	11,689	4,982
Loss on debt modification	3,334	—	—	3,334	—
Severance and relocation expenses	816	885	280	4,943	1,657
Unusual or non-recurring charges, net	222	444	469	958	880
Business optimization expenses	95	99	137	319	979
Management, monitoring and advisory fees	976	854	1,111	3,855	3,361
Proforma contribution from Acquisition	—	—	—	37,946	—
Proforma contribution from synergies	—	—	—	35,716	—
Adjusted EBITDA (Term Loans)	37,795	35,290	26,588	210,411	129,671
Portion of synergies above allowed amount	—	—	—	(14,675)	—
Adjusted EBITDA (Senior Secured Notes)	$37,795	$35,290	$26,588	$195,736	$129,671

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